EXECUTION COPY
Exhibit 10.27
[AMERICAN RAILCAR INDUSTRIES, INC. LETTERHEAD]
November 18, 2005
Mr. James J. Unger
c/o American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Dear Jim:
     This letter agreement replaces and supersedes your employment agreement as set forth in that certain agreement, as amended, between you and Carl C. Icahn, on behalf of American Railcar Industries, Inc. (“ARI”), dated October 25, 1994 (the “1994 Employment Agreement”). If the Effective Date (as defined below) does not occur on or prior to March 31, 2006, (i) the 1994 Employment Agreement shall, to the extent it exists immediately prior to the execution of this letter agreement, continue in force and not be affected by this letter agreement and (ii) this letter agreement shall terminate and shall be of no further force.
     Reference is made to that certain employment agreement (the “New Employment Agreement”), dated as of the date hereof, between ARI and you.
     As of the closing date (the “Effective Date”) of an initial public offering of ARI common stock that is registered with the Securities and Exchange Commission (the “SEC”) on Form S-1 (the “ARI S-1”), to the extent you are President and Chief Executive Officer of ARI at such time, ARI will issue to you a number of shares of voting common stock of ARI (the “Common Stock”) obtained by dividing $6,000,000 by the IPO Price (as herein defined). Such shares are hereafter called “Granted Shares.” “IPO Price” means the price per share of common stock of ARI to be paid by a public purchaser in an initial public offering of ARI shares as set forth in the final prospectus used in connection with such initial public offering.
     Forty percent (the “Registrable Shares”) of Granted Shares shall vest immediately upon the Effective Date but shall not be Transferable (as hereinafter defined) by you for 180 consecutive days after the Effective Date.
     ARI agrees to use commercially reasonable efforts to file a registration statement on Form S-8 with the SEC covering the resale of the Registrable Shares as soon as practicable after the Effective Date; provided that ARI shall not file such registration statement during the 180-day period immediately following the Effective Date unless UBS Securities LLC and Bear, Stearns & Co. Inc. provide their prior written consent. ARI shall use commercially reasonable efforts to keep such registration statement effective until the earlier of (x) the first anniversary of the Effective Date or (y) such time as all Registrable Shares have been sold pursuant to the registration statement.

EXECUTION COPY
Mr. James J. Unger
November 18, 2005

Notwithstanding anything to the contrary in the forgoing, you acknowledge and agree that (a) ARI shall have no obligation to file any such registration statement unless and until you provide ARI with such information as ARI shall reasonably request, regarding you and your proposed distribution of the Registrable Shares, for inclusion in the registration statement, (b) ARI may adopt a normal and customary insider trading policy applicable to directors, officers and employees of ARI, including you, and that your resale of the Registrable Shares will be subject to the terms and conditions and limitations of such insider trading policy, (c) in connection with the Company’s initial public offering, if requested by an underwriter of equity securities of the Company, you shall not sell or otherwise transfer or dispose of any shares of Common Stock held by you during the one hundred eighty (180) day period following the Effective Date, provided that all officers and directors of the Company enter into similar agreements, (d) if requested by the Company or an underwriter of equity securities of the Company, you shall not sell or otherwise transfer or dispose of any shares of Common Stock held by you during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, or any rule or regulation promulgated thereunder (the “Securities Act”), provided that all officers and directors of the Company enter into similar agreements, and (e) nothing herein shall be interpreted to require ARI to disclose any material non-public information in advance of when such information would otherwise be required to be disclosed under the Securities Exchange Act of 1934, as amended.
     The remaining sixty percent of Granted Shares (the “Cancelable Shares”) shall vest and be Transferable on the following schedule and terms:
1.	One half of such Cancelable Shares, or thirty percent of total Granted Shares, subject to the terms of this letter agreement, shall vest on the 365th consecutive day immediately following the Effective Date and shall be Transferable by you at such time.

2.	The remaining one half of such Cancelable Shares, or thirty percent of total Granted Shares, shall vest on the 365th consecutive day immediately following the Effective Date but shall not be Transferable by you until the 540th consecutive day immediately following the Effective Date.
     At the Effective Date, the Cancelable Shares shall be deposited by you with ARI, together with duly executed stock powers attached thereto, all in the form suitable for the transfer of such Cancelable Shares to ARI in the event of a Cancellation Event (as hereinafter defined). Subject to cancellation as herein provided, you shall have all rights of a stockholder with respect to the Cancelable Shares, including voting and dividend rights.
     At such time as the Cancelable Shares have vested and are Transferable pursuant to the terms of this letter agreement, ARI agrees, upon your advance written request to ARI, to use commercially reasonable efforts to include your Cancelable Shares in any registration statement

EXECUTION COPY
Mr. James J. Unger
November 18, 2005

filed by the Company, on behalf of Mr. Carl C. Icahn, with regards to the registration for sale of Mr. Icahn’s shares of common stock of ARI.
     In the event your employment with ARI is terminated for Cause (as hereafter defined), or is voluntarily terminated by you for other than Good Reason (as hereafter defined) within the period of 365 consecutive days immediately following the Effective Date (a “Cancellation Event”), the Cancelable Shares shall be returned to ARI and cancelled. Upon your death, Disability, voluntary termination of your employment with ARI for Good Reason or termination of your employment with ARI without Cause, all Cancelable Shares shall become fully vested and Transferable and not subject to forfeiture or cancellation; provided, however, that if any of the aforementioned events occur within 180 consecutive days of the Effective Date, such Cancelable Shares shall only be Transferable after the periods of non-Transferability lapse as provided in this letter agreement. In the event of your death prior to Cancelable Shares becoming Transferable, the ownership of such Shares shall be transferred in accordance with your testamentary direction but shall only be Transferable by the person or entity who receives such Shares after the periods of non-Transferability lapse as provided in this letter agreement.
     “Transferable” means your ability, directly or indirectly, to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, assign, transfer, pledge, hypothecate or otherwise transfer or dispose of by operation of law or otherwise Granted Shares, subject to compliance with applicable state and federal securities laws and the limitations therein.
     “Cause” means the occurrence of any one of the following: (i) your failure to perform your material duties under this letter agreement, the New Employment Agreement or any other material agreement between you and ARI, (ii) your commission of an act of dishonesty, fraud, theft or embezzlement in connection with your employment, (iii) your indictment or conviction of a misdemeanor involving fraud or of any felony or (iv) your violation of any material federal or state securities law or regulation; provided, that no Cause shall exist involving subsection (i) of this sentence until you first have failed to cure such failure which is curable within thirty consecutive days of having been given written notice by ARI of the specifics of such failure.
     “Good Reason” means the occurrence of any one or more of the following events without your express consent: (i) a material breach by ARI of its obligations under this letter agreement, the New Employment Agreement or any other material agreement between you and ARI, (ii) a material diminution in your position or duties as the President and Chief Executive Officer of ARI (provided that for purposes of this clause (ii), the hiring by ARI of a Chief Operating Officer shall not be a material diminution in your position or duties) or (iii) any reduction of your Base Salary (as defined in the New Employment Agreement); provided, that a Good Reason shall not exist until ARI has first failed to cure such failure or breach within thirty days of having been given written notice of such failure or breach by you.

EXECUTION COPY
Mr. James J. Unger
November 18, 2005

     “Disability means your inability to perform the functions of President and Chief Executive Officer of ARI as determined by a physician selected by the Board who is reasonably acceptable to you.
     Certificates representing Granted Shares shall have affixed thereto the following legend:
“The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under the Act or an opinion of counsel satisfactory to American Railcar Industries, Inc. to the effect that such registration is not required.”
     In addition, certificates representing Cancelable Shares shall have affixed thereto an additional legend in substantially the following form:
“The shares of common stock represented by this certificate are subject to return to and cancellation by American Railcar Industries, Inc. as set forth in a letter agreement, dated November 18, 2005, between the registered owner of this certificate, Mr. James J. Unger, and American Railcar Industries, Inc. Such letter agreement is available for inspection without charge at the office of the Secretary of American Railcar Industries, Inc.”
     Upon (x) Registrable Shares becoming Transferable pursuant to an effective registration statement and (y) Cancelable Shares vesting pursuant to the terms of this letter agreement, ARI shall cause new certificates representing such Shares to be issued to you without either of the above legends, in the case of (x), and without the second legend, in the case of (y), and the certificates to which the above legends are affixed shall be cancelled.
     You hereby represent, warrant and covenant as follows:
(a)	You are acquiring the Granted Shares for your own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Granted Shares in violation of the Securities Act.

(b)	You have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in an investment in the Granted Shares and to make an informed investment decision with respect to such investment.

(c)	You can afford the complete loss of the value of the Granted Shares and are able to bear the economic risk of holding such Granted Shares for an indefinite period of time.

EXECUTION COPY
Mr. James J. Unger
November 18, 2005

(d)	You understand and acknowledge that (i) the Granted Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Granted Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and (iii) in any event, the exemption from registration under Rule 144 will not be available unless a public market then exists for shares of common stock of ARI, adequate information concerning ARI is then available to the public, and other terms and conditions of Rule 144 are complied with.

(e)	You understand and acknowledge that (i) there may be Federal income tax consequences to you relating to the purchase and sale of the Granted Shares as a result of Section 83(b) of the Code, (ii) ARI is not providing you with any advice regarding Section 83(b) of the Code, (iii) you have been advised to seek, and have sought, the counsel of your own tax advisor and (iv) you must notify ARI upon making an election under Section 83(b).

(f)	You acknowledge that you have had the assistance of legal counsel in reviewing and negotiating this letter agreement.
     If you agree and accept the terms of this letter agreement, please sign below and return a copy to ARI.

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ William P. Benac

Name: William P. Benac Title: Chief Financial Officer
     I hereby agree to and accept the terms of this letter agreement.

/s/ James J. Unger

James J. Unger

Date:	November 18, 2005